EXHIBIT 3

HOLLYWOOD ENTERTAINMENT EDU HOLDING, INC.

Insider Trading Policy

Purpose

In order to comply with federal and state securities laws governing (a) trading in the common stock of Hollywood Entertainment EDU Holding, Inc. (“Company”) while in the possession of “material nonpublic information” concerning the Company, and (b) tipping or disclosing material nonpublic information to outsiders, and in order to prevent even the appearance of improper insider trading or tipping, the Company has adopted this policy for all of its directors, officers and employees, their family members, and specially designated outsiders who have access to the Company’s material nonpublic information.

Scope

This policy covers all Directors, Officers, members of the Advisory Board and employees of the Company, their family members (collectively, “Insiders”), and any outside third parties designated as Insiders because they have access to material nonpublic information concerning the Company.

The policy applies to any and all transactions in the Company’s securities, including its common stock and options to purchase common stock, and any other type of securities that the Company may issue, such as preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities.

The policy will be delivered to all Directors, Officers, members of the Advisory Board, employees and designated outsiders upon its adoption by the Company, and to all new directors, officers, employees and designated outsiders at the start of their employment or relationship with the Company.

Upon first receiving a copy of the policy or any revised versions, each Insider must sign an acknowledgment that he or she has received a copy and agrees to comply with the policy’s terms.  Key Individuals, as defined below, may be required to certify compliance with the policy on an annual basis.

ITC Officer and ITC Committee

The Company’s Chief Financial Officer, or other officer designated by the ITC Committee, will serve as its Insider Trading Compliance Officer (“ITC Officer”).  The Insider Trading Compliance Committee (“ITC Committee”) will consist of the ITC Officer, the President, Chief Executive Officer, and the Company’s general outside legal counsel.

Company Policy and Procedures

Prohibited Activities

No Insider may trade in Company securities based on material nonpublic information concerning the Company.

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No Insider may trade in Company securities during the blackout periods described below, or during any special trading blackout periods designated by the Company without advance written approval from the ITC Committee. No Key Individual may trade in Company securities except in accordance with the procedures set forth below.  To the extent possible, Key Individuals should retain all records and documents that support their reasons for making each trade.

Key Individuals who wish to sell Company securities in order to liquidate their profits are strongly encouraged to sell their securities pursuant to a predetermined written plan adopted prior to each fiscal or calendar year, which is approved by the ITC Committee, specifies the dates and amounts of securities to be sold, and cannot be modified during the year.  The ITC Officer may not trade in Company securities unless the trades have been approved by the other members of the ITC Committee, in accordance with the procedures below.

No Insider may “tip” or disclose material nonpublic information concerning the Company to any outside person (including family members, analysts, individual investors, and members of the investment community and news media), unless required as part of that Insider’s regular duties for the Company and authorized by the ITC Officer or the ITC Committee.  In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this policy and/or to sign a confidentiality agreement.  All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the ITC Officer or the ITC Committee.

No Insider may give trading advice of any kind about the Company to anyone while possessing material nonpublic information about the Company, except that Insiders should advise others not to trade if doing so might violate the law or this policy.  The Company strongly discourages all Insiders from giving trading advice concerning the Company to third parties even when the Insiders do not possess material nonpublic information about the Company. No Insider may trade in any interest or position relating to the future price of Company securities, such as a put, call or short sale. No Insider may (a) trade in the securities of any other public company based on material nonpublic information concerning that company, (b) “tip” or disclose material nonpublic information concerning any other public company to anyone, or (c) give trading advice of any kind to anyone concerning any other public company while possessing material nonpublic information about that company.

Trading Windows and Blackout Periods

No Trading While in Possession of Material Nonpublic Information

No Insiders may trade in Company securities during any applicable blackout period.  No Insiders may trade in Company securities—even during applicable trading windows—based on material nonpublic information concerning the Company.  Persons possessing material nonpublic information may trade only during a trading window after the close of trading on the second full trading day following the Company’s widespread public release of the information.

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Blackout Periods for Key Individuals

Except in accordance with the procedures for approving trades set forth below, Key Individuals may not trade in Company securities during four blackout periods each year, that begin on March 16th, June 16th, September 16th and December 16th, and end two full trading days after the Company announces results for the preceding fiscal period.  If the 16th of the month falls on a weekend or holiday, the blackout period will start at the close of business on the prior trading day.

Blackout Periods for All Other Insiders

Except in accordance with the procedures for approving trades set forth below, Insiders may not trade in Company securities during four blackout periods each year, that begin on March 31st, June 30th, September 30th and December 31st, and end two full trading days after the Company announces results for the preceding fiscal period.  If the last day of the month falls on a weekend or holiday, the blackout period will start at the close of business on the prior trading day.

Special Blackout Periods

No Insider may trade in Company securities during any special blackout period designated by the ITC Committee.  The ITC Committee may designate a special blackout period any time it believes material nonpublic information concerning the Company is known to a significant number of Insiders.  Any special blackout period will end after the close of trading on the second full trading day following the Company’s widespread public release of the information.  No Insider may disclose to any outside third party that a special blackout period has been designated.

Exceptions for Hardship Cases

The ITC Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows (but not during special blackout periods) due to financial hardship or other hardships, but only in accordance with the procedures set forth below.

Procedures for Approving Trades

Key Individual Trades

No Key Individual may trade in Company securities while in the possession of material non-public information, or during a blackout period, unless:

The person trading has certified to the ITC Officer in writing prior to the proposed trade (i) either (A) that he or she is not in possession of material nonpublic information concerning the Company, or (B) that the trade is not being made based on material non-public information, and the reasons for making each trade; and (ii) that the proposed trade(s) do not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act;

The ITC Committee has approved the trade, and the ITC Officer has certified the Committee’s approval in writing.  If the person is a member of the ITC Committee, he or she shall not participate in the approval process; and the person trading notifies the ITC officer in writing within 48 hours of the amount and nature of the trade.

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Hardship Trades

The ITC Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows due to financial hardship, other hardships, or other reasons deemed appropriate by the ITC Committee, only after:

The person trading has notified the ITC Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade:

The person trading has certified to the ITC Officer in writing no earlier than two business days prior to the proposed trade that he or she is not in possession of material nonpublic information concerning the Company: and

The ITC Committee has approved the trade and the ITC Officer has certified the Committee’s approval in writing.  Only the ITC Officer’s approval is necessary for hardship trades by Insiders who are not Key Individuals.

No Obligation to Approve Trades

The existence of the foregoing approval procedures does not in any way obligate the ITC Officer or ITC Committee to approve any trades requested by Key Individuals or hardship applicants.  The ITC Officer or ITC Committee may reject any trading requests at their sole discretion.

Key Individuals

The Company has designated “key individuals” those that are Directors and Officers and who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the underlying rules and regulations promulgated by the SEC. These persons must obtain prior approval of trades in Company securities from the ITC Committee and report all trades in Company securities in accordance with the procedures set forth above. .

Definition of “Material Nonpublic Information”

“Material” Information

Information about the Company is “material” if it would be expected to affect the investment or voting decisions of the reasonable shareholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company.  In simple terms, material information is any type of information which could reasonably be expected to affect the price of Company securities.  While it is not possible to identify all information that would be deemed material, the following types of information ordinarily would be considered material:

1.	Financial performance, especially quarterly and year-end earnings, and significant changes financial performance or liquidity;

2	. Company projections and strategic plans;

3.	Potential mergers and acquisitions or the sale of Company assets or subsidiaries;

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4.	New major contracts, orders, customers, or finance sources, or the loss thereof;

5.	Major discoveries or significant changes or developments in the Company’s protocols, research or technologies;

6.	Significant pricing changes;

7.	Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts;

8.	Significant changes in senior management; and

9.	Actual or threatened major litigation, or the resolution of such litigation.

“Nonpublic” Information

Material information is “nonpublic” if it has not been widely disseminated to the public through major newswire services, national news services and financial news services.  For the purposes of this policy, information will be considered public, i.e., no longer nonpublic, after the close of trading on the second full trading day following the Company’s widespread public release of the information.

Consult the ITC Officer for Guidance

Any Insiders who are unsure whether the information that they possess is material or nonpublic must consult the ITC Officer for guidance before trading in any Company securities.

ITC Officer and ITC Committee

The ITC Committee will review and either approve or prohibit all proposed trades by Key Individuals in accordance with the procedures set forth below.

In addition to the trading approval duties described below, the duties of the ITC Officer will include the following:

 Administering this policy and monitoring and enforcing compliance with all provisions and procedures; Responding to all inquiries relating to this policy and its procedures; Designating and announcing special trading blackout periods during which no Insiders may trade in Company securities; Providing copies of this policy and other appropriate materials to all current and new directors, officers and employees, and such other persons who the ITC Officer determines have access to material nonpublic information concerning the Company; Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including without limitation Sections 10(b), 16, 20A and 21A of the Exchange Act and the rules and regulations promulgated thereunder , and Rule 144 under the Securities Act of 1933 (the “Securities Act”); and assisting in the preparation and filing of all required SEC reports relating to insider trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G;

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Revising the policy as necessary to reflect changes in federal or state insider trading laws and regulations;
Maintaining as Company records originals or copies of all documents required by the provisions of this policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G; and Maintaining the accuracy of the list of Key Individuals, and updating them periodically as necessary to reflect additions to or deletions from each category of individuals.

The ITC Officer may designate one or more individuals who may perform the ITC Officer’s duties or the duties of the other members of the ITC Committee in the event that the ITC Officer or other Committee member is unable or unavailable to perform such duties.

Employee Benefit Plans :Employee Stock Purchase Plans

The trading prohibitions and restrictions set forth in this policy do not apply to periodic contributions by the Company or employees to employee benefit plans (e.g., pension or 401k plans) which are used to purchase Company securities pursuant to the employees’ advance instructions.  However, no Officers or employees may alter their instructions regarding the purchase or sale of Company securities in such plans while in the possession of material nonpublic information.

Stock Option Plans

The trading prohibitions and restrictions of this policy apply to all sales of securities acquired through the exercise of stock options granted by the Company, but not to the acquisition of securities through such exercises.

Laws and Regulations

Regulatory Trading Restrictions: The trading prohibitions and restrictions set forth in this policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, e.g., short-swing trading by Section 16 individuals or restrictions on the sale of securities subject to Rule 144 under the Securities Act of 1933.  Any Insider who is uncertain whether other prohibitions or restrictions apply should ask the ITC Officer.

Civil and Criminal Penalties:  The consequences of prohibited insider trading or tipping can be severe.  Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the insider tippee, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $1 million, and serve a jail term of up to ten years.  The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.

Reporting of Violations:  Any Insider who violates this policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Insiders, must report the violation immediately to the Company’s legal counsel. Upon learning of any such violation, the Company’s legal counsel will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.

Inquiries

Please direct all inquiries regarding any of the provisions or procedures of this policy to the ITC Officer or a member of the ITC Committee.

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